                                 DEALER'S AGREEMENT

This Agreement is made by and between A I M Distributors, Inc. (hereinafter called "A I M"), as sponsor and principal underwriter of Summit Investors Plans for the accumulation of shares of Summit Investors Fund, Inc., a mutual fund (hereinafter referred to as the "Plans"), and the United Services Planning Association, Inc. (hereinafter called "USPA"), Fort Worth, Texas.

     1. All applications for the Plans shall be made on application forms provided by A I M, and all initial payments collected shall be remitted in full, without deduction of any commission by USPA, together with such application forms, signed by each applicant (an "Investor"), to THE BANK OF NEW YORK (the "Custodian"), at P. O. Box 11555, Church Street Station, New York, New York, 10249. Checks or money orders for initial payments shall be drawn to the order of "The Bank of New York, Custodian." A separate check or money order shall accompany the application form submitted for each Plan. After the initial payment has been made and the Plan has been issued, the Investor shall send all future payments to the address stated above, or such other addressee as A I M shall identify to USPA in writing.

     2. A I M reserves the right in its sole discretion to reject any Plan application and to return any payment made in connection therewith. A I M also reserves the right in its sole discretion to give any accepted applicant the privilege of canceling that applicant's Plan in accordance with any rights described in the Plans prospectus effective at the time of purchase of the Plan. A I M further reserves the right to refund all or part of any payment or payments made by any Investor in the event that it, in its sole discretion, believes that the solicitation and/or sale associated therewith was effected in violation of any applicable State or Federal law or rule or regulation of the National Association of Securities Dealers, Inc. In the event of any such refund or refunds, USPA shall not be entitled to any commissions thereon, and, if such commissions have been paid, USPA shall promptly refund same to A I M or A I M may, at its option, charge the same against future commissions. To this end, USPA hereby grants A I M a lien on any such commissions.

     3. On all approved sales of Plans made by USPA, as evidenced by the issuance of a Plan Certificate and its acceptance by the Investor, A I M shall pay USPA commissions in accordance with the terms of this Agreement and the "Summit Investors Plan Commission Schedule" which is attached hereto and made a part of this Agreement. All commissions on first-year and subsequent payments will be paid monthly as the Creation and Sales Charges applicable thereto are received by A I M frown the Custodian. USPA's rights to all commissions on Plans sold during the term of this Agreement shall survive termination of this Agreement if USPA is in compliance with Paragraph 10 hereof.

     4. Anything herein to the contrary notwithstanding, the attached "Summit Investors Plan Commission Schedule" is subject to change by A I M at any time and from time to time, but no such changes shall affect amounts payable to USPA as commissions on Plans accepted by A I M prior to any such changes. Any such change shall be communicated by A I M to USPA in writing ninety (90) days prior to becoming effective.

     5. In the event a Planholder exercises his right under Section 27 of the Investment Company Act of 1940, as amended, to surrender his certificate within the first 18 months following its issuance, and to receive the value of his account plus an amount equal to that part of the excess paid with respect to that Plan for Creation and Sales Charges which exceeds 15% of the gross payments made, USPA shall promptly refund to A I M a portion of the commission previously paid to USPA with respect to such Plan which bears the same relationship to the total amount of such commission as the amount refunded to the Planholder bears to the total Creation and Sales Charge paid by him with respect to such Plan, or A I M may, at its option, charge such amount against future commissions receivable by USPA. To this end, USPA hereby grants A I M a lien on any such corn missions.

     6. USPA will accept Plan applications only from persons who have received a copy of the current Plans Prospectus issued under the Securities Act of 1933 and who, to the best of USPA's knowledge and belief, can and will complete all payments specified in the applications. If an Investor becomes delinquent in his payments, it shall be USPA's responsibility to contact the Investor for the purpose of reinstating the payment schedule.

     7. Plans shall be offered and sold in such denominations and units calling for such periodic payments as A I M shall from time to time determine and set forth in the Plan Prospectus. A I M reserves the right in its sole discretion, to suspend, restrict, alter, or modify in any way the sale of any of the Plans or to withdraw the offering of the Plans entirely; provided, however, that in the event any such suspension, restriction, alteration, or modification results from other than a State or Federal regulatory or statutory requirement, no such change shall be effected prior to USPA having been notified of same by A I M ninety (90) days prior thereto.

     8. No person is authorized or permitted to give any information or make any representations concerning the Plan other than those which are contained in the current Plan Prospectus and in such other printed information as may be subsequently issued by A I M as information supplemental to such Plan Prospectus or approved by A I M in writing for use in connection therewith. USPA will not use the words "Summit Investors Fund," (hereinafter referred to as the "Fund") or "A I M Distributors," whether in writing, by radio and television, or any other advertising media, without A I M's prior written approval.

     9. Additional copies of the current Plan Prospectus, any printed information issued as supplemental to such Plan Prospectus, and the Plan application forms will be supplied by A I M in reasonable quantities upon request. All other expenses incurred by USPA in connection with activities under this Agreement shall be borne by USPA.

     10. USPA represents that it is and will remain a member in good standing of the National Association of Securities Dealers, Inc., (hereinafter called "NASD"), and agrees to abide by all of its rules and regulations, including its Rules of Fair Practice. USPA further agrees to comply with all applicable State and Federal laws and rules and regulations of regulatory agencies having jurisdiction. Reference is hereby specifically made to Section 26, Article III, of the Rules of Fair Practice of the NASD which is incorporated herein as if set forth in full.

     11. USPA's commissions shall vest as follows: Commissions on first and subsequent year payments will be paid to USPA so long as this Agreement remains in full force and effect or so long thereafter as USPA continues membership in the NASD. If USPA should voluntarily terminate its membership in the NASD, A I M reserves the right to assign Plan accounts as to which USPA is the Dealer of Record and the right to receive commissions with respect to such Plan accounts to one of its active dealers. Nevertheless, A I M in its sole discretion, may pay commissions to USPA on Plan payments made with respect to such Plan accounts subsequent to such voluntary termination by USPA. Notwithstanding the above, in the event USPA's membership in the NASD is discontinued or suspended because of disciplinary proceedings by the NASD, the Securities and Exchange Commission, or other regulatory bodies, no commissions will be paid on any Investor's payments received during the period of a suspension or after the effective date of an expulsion or revocation of a membership; provided, however, that in the event USPA's NASD membership is thereafter reinstated in good standing, or if such disciplinary action by another regulatory body is thereafter terminated by same, payment of such commissions to USPA shall then resume, if such payment resumption is allowable under applicable law, rules, or regulations.

     12. In all sales of the Plans to the public, USPA shall act as a Dealer for its own account and in no transaction shall it have any authority to act or hold itself out as agent for A I M, the Fund, or any other member of the selling group of the Fund, and nothing in this Agreement, including the use of the word "commissions," shall constitute USPA as a partner, employee, or agent of A I M or give USPA any authority to act for A I M. Neither A I M nor the Fund shall be liable for any of the acts or obligations of USPA as a Dealer under this Agreement.

     13. Each party hereto has the right to cancel this Agreement at any time upon ninety (90) days written or telegraphic notice to the other.

     14. USPA will comply with all applicable State and Federal laws and with the rules and regulations of authorized regulatory agencies thereunder. USPA will not offer Plans for sale unless such Plans are duly registered under the applicable State and Federal statutes and the rules and regulations thereunder.

     15. All communications to A I M shall be sent to the address below or to such other address as A I M may authorize in writing. All communications and/or notices to USPA shall be duly given, mailed, or telegraphed to USPA, at the address specified by USPA below, or at such other address as USPA may authorize in writing.

     16. Failure of either party to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence.

     17. A I M agrees to use its best efforts to cause the Custodian under the Plans to make available to USPA such information, and in such form, regarding Investors' accounts as USPA may reasonably request.

     18. This Agreement shall be construed in accordance with the laws of the state of Texas and no modification hereof shall be valid unless in writing.

     19. This Agreement or any moneys due or to become due hereunder shall not be assignable by USPA without prior written approval by A I M. Any request for an assignment shall be on a form approved by A I M, which may be obtained from A I M at the address shown below.

     20. This Agreement supersedes and cancels all previous Agreements pertaining to the Fund between A I M and USPA, whether oral or written.

AGREED this 15th day of October, 1982.


A I M DISTRIBUTORS                     UNITED SERVICES PLANNING ASSOC., INC.
Eleven Greenway Plaza                  6000 Camp Bowie Boulevard
Suite 1919                             P. O. Box 2387
Houston TX 77046                       Fort Worth, TX 76113


By /s/ [Illegible]                     By /s/ Ralph F. Smith
  -------------------------------        -------------------------------
Title President                        Title President
  -------------------------------        -------------------------------

                      SUMMIT INVESTORS PLAN COMMISSION SCHEDULE

                                                       15-Year Plan
                                             -----------------------------------
                     First Year                  Trial Years
                -------------------          -------------------
  Monthly                                               14 Year         Total
Payment Unit    Monthly       Total          Monthly     Total         15 Years
------------    -------       -----          -------   ---------      ----------

  $   75.00    $ 34.65       $  415.80      $ 3.84     $  645.12       $1,060.92

      93.00      42.97          515.64        4.30        722.40        1,238.04

     100.00      46.20          554.40        4.62        776.16        1,330.56

     125.00      57.75          693.00        5.78        971.04        1,664.04

     150.00      69.30          831.60        5.44        913.92        1,745.52

     166.00      76.69          920.28        6.02      1,011.36        1,931.64

     200.00      92.40        1,108.80        7.26      1,219.68        2,328.48

     250.00     115.50        1,386.00        9.07      1,523.76        2,909.76

     300.00     138.60        1,663.20        4.95        831.60        2,494.80

     400.00     184.80        2,217.60        4.62        776.16        2,993.76

     500.00     207.90        2,494.80        4.95        831.60        3,326.40

     600.00     231.00        2,772.00        5.78        971.04        3,743.04

   1,000.00     323.40        3,880.80       11.55      1,940.40        5,821.20

   1,500.00     346.50        4,158.00       12.37      2,078.16        6,236.16

   3,000.00     415.80        4,989.60       14.85      2,494.80        7,484.40

   6,000.00     554.40        6,652.60       19.80      3,326.40        9,979.00

                                A I M Management; Inc.


Robert H, Graham
Vice President & Secretory



                                                                October 18, 1982


Mr. Ralph F. Smith, President
United Services Planning Association, Inc.
P. O. Box 2387
Fort Worth, Texas 76113


Dear Ralph:

     Enclosed please find an executed copy of the Dealer's Agreement between A I M Distributors and USPA.

     We are hoping to commence sales of Summit Investors Plans shortly.


                                                 Sincerely,


                                                 /s/ Robert Graham
                                                 Robert Graham

RHG/fsa
Enc: